ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                                      OF

                                  HAIG, INC.

Pursuant to the provisions of the Florida Statutes, on December 8, 1998, both of the directors and holders of a majority of the shares of common stock of Haig, Inc., a Florida corporation (the "Corporation"), adopted the following resolutions by written consent:

      RESOLVED:         That the name of the Corporation should be
                        changed to Boomers.com, Inc.

      RESOLVED:         That the Articles of Incorporation as filed
                        with the Florida State Department should be amended to reflect the foregoing resolution.

The number of votes cast for the foregoing resolutions by the shareholders was sufficient for approval.

NOW THEREFORE, in accordance with the foregoing resolutions, Article I of the Corporation's Articles of Incorporation is de leted and the following inserted in its place:

The name of the corporation shall be Boomers.com, Inc.

IN WITNESS WHEREOF, the president of the Corporation has executed and submitted this instrument this 3rd day of March, 1999.


                                    /S/ J. GRAHAM DOUGLAS
                                    J. Graham Douglas



                  ----------------------------------

Prepared by:      Mark H. Mirkin, Esq.
                  FL Bar No.: 464694
                  Mirkin & Woolf, P.A.
                        1700 Palm Beach Lakes Blvd. #580
                            West Palm Beach, FL 33401
                  (561) 687-4460
                  H99000005155 9

                                     -1-